Exhibit 10.15
TRUST AGREEMENT
FOR DEFERRED COMPENSATION AND
SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS OF TIERONE
CORPORATION AND TIERONE BANK
     This Trust Agreement (the “Trust Agreement”) is made effective as of the 27th day of July, 2006, by and between TierOne Corporation (the “Company”), TierOne Bank (the “Bank”) and Paul M. Schudel (the “Trustee”).
WITNESSETH:
     WHEREAS, the Company and the Bank have adopted the following plans: (i) the TierOne Bank Amended and Restated Deferred Compensation Plan; (ii) the TierOne Bank Savings Plan Amended and Restated Supplemental Executive Retirement Plan; (iii) the TierOne Corporation Employee Stock Ownership Plan Amended and Restated Supplemental Executive Retirement Plan; and (iv) the TierOne Bank Amended and Restated 1993 Supplemental Retirement Plan Agreement (the “Plan” or “Plans”) to provide deferred compensation for certain members of the Company’s or the Bank’s Board of Directors, senior management, and key employees (collectively, the “Participant” or “Participants”);
     WHEREAS, the Company and the Bank wish to establish this trust (the “Trust”) to fund the obligations under each of the Plans, with the assets contributed to the Trust to be subject to the claims of the Company’s and the Bank’s creditors in the event of the Company’s or the Bank’s insolvency, as herein defined, until paid to all Participants or their beneficiaries (“Participant’s Beneficiaries”) in such manner and at such times as specified in each of the Plans, and intend that the Trust shall satisfy the requirements of Revenue Procedure 92-64 which sets forth a model grantor trust for use in executive compensation arrangements;
     WHEREAS, the Company and the Bank desire to establish the Trust in a manner that complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Notice 2005-1; and
     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plans maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) and directors of the Bank.
     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held, and disposed of as follows:
Section 1. Establishment of Trust.
     (a) The Bank hereby deposits with the Trustee in trust an amount of cash valued at not less $100.00, which shall become the initial principal of the Trust to be held, administered, and disposed of by the Trustee as provided in this Trust Agreement. The initial principal of the

Trust, together with any future contributions to the Trust by the Company or the Bank and any other assets held by the Trust, and earnings thereon, are collectively referred to herein as the “Trust Assets.”
     (b) The Trust hereby established shall be irrevocable by the Company and the Bank at all times until the Trust is terminated pursuant to Section 12(b) hereof.
     (c) The Trust is intended to be a grantor trust, of which the Company and the Bank are the grantors, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, and shall be construed accordingly.
     (d) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and the Bank and shall be used exclusively for the uses and purposes of each of the Plans and general creditors as herein set forth. Participants in the Plans and their Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any of the Trust Assets. Any rights created under each of the Plans and this Trust Agreement shall be mere unsecured contractual rights of a Participant and a Participant’s Beneficiaries in each of the Plans against the Company and the Bank. Any assets held by the Trust will be subject to the claims of the Company’s and the Bank’s general creditors under federal and state law in the event of the Company’s or the Bank’s insolvency, as defined in Section 3(a) hereof.
     (e) Either the Company or the Bank, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor a Participant or a Participant’s Beneficiary in the Plan shall have any right to compel such additional deposits.
Section 2. Payments to Plan Participants and their Beneficiaries.
     (a) The Bank shall deliver to the Trustee a schedule (the “Payment Schedule”) consistent with the terms of the applicable Plan in respect of a Participant in a Plan (and a Participant’s Beneficiaries), that provides instructions acceptable to the Trustee which set forth the amounts payable to a Participant in the applicable Plan or a Participant’s Beneficiaries, if applicable, the form in which such amount is to be paid, and the time of commencement for payment of such amounts. As provided for herein, the Payment Schedule may be revised by the Bank. Except as otherwise provided herein, the Trustee shall make payments to a Participant or a Participant’s Beneficiaries in each of the Plans in accordance with such Payment Schedule, as such Payment Schedule may be revised from time-to-time by the Bank, and any instructions received from the Bank. The preparation and delivery of the Payment Schedule referred to in this subsection shall be the responsibility of the Bank. The Trustee shall use the Trust Assets to make such payments to Participants or their Beneficiaries in accordance with the Payment Schedule. In respect of such amounts payable, the Bank shall determine the provision for any withholdings required by federal, state, and local taxes with respect to the payment of benefits pursuant to the Plan. The Bank shall, prior to the date such payment is due, instruct the Trustee to withhold the appropriate amount from any payment to be made under the Payment Schedule, and the Trustee shall then make payment of the net benefits, without any further reduction, directly to a Participant or a Participant’s Beneficiaries in the Plan as the payments become due unless either the Company or the Bank elects to make such payments directly. Either the Company or the Bank shall report and pay withheld amounts to the appropriate tax authorities from assets outside the Trust. The Trustee shall reinvest any amounts withheld pursuant to this Section in accordance with Section 5.
     (b) The entitlement of a Participant or a Participant’s Beneficiaries to benefits under the Plan shall be determined by the Bank or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.
     (c) Either the Company or the Bank may make payment of benefits directly to a Participant or a Participant’s Beneficiaries as the payments become due under the terms of a Plan. In such event, the Bank shall revise the Payment Schedule as appropriate to reflect any direct payments by the Company or the Bank. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of a Plan, either the Company or the Bank shall make the balance of each such payment as it falls due. The Trustee shall notify the Bank when principal and earnings are not sufficient to make any payment pursuant to the Payment Schedule.

Section 3.	The Trustee’s Responsibility Regarding Payments to Trust Beneficiaries When the Company or the Bank is Insolvent.
     (a) The Trustee shall cease payment of benefits to a Participant or a Participant’s Beneficiaries in a Plan if either the Company or the Bank becomes Insolvent. The Company or the Bank shall be considered “Insolvent” for purposes of this Trust Agreement if the Company or the Bank is subject to a pending proceeding as a debtor under the United States Bankruptcy Code or if the Bank is subject to any receivership or conservatorship proceedings under federal banking laws.
     (b) At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Company and the Bank under federal and state law as set forth below.
     (1) The Board of Directors of the Bank shall have the duty to inform the Trustee in writing if either the Company or the Bank is deemed to be Insolvent. If a person claiming to be a creditor of either the Company or the Bank alleges in writing to the Trustee that either the Company or the Bank has become Insolvent, the Trustee shall determine whether the Company or the Bank is Insolvent in accordance with the procedure set forth in subparagraph (2) below and, pending such determination, the Trustee shall discontinue payment of benefits to a Participant or a Participant’s Beneficiaries.
     (2) Unless the Trustee has actual knowledge that either the Company or the Bank is Insolvent, or has received notice from the Bank or a person claiming to be a creditor alleging that either the Company or the Bank is Insolvent, the Trustee shall have no duty to inquire whether the Company or the Bank is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s and the Bank’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s and the Bank’s Insolvent status.
     (3) If at any time the Trustee has determined that the Company or the Bank is Insolvent, the Trustee shall discontinue payments to a Participant or a Participant’s Beneficiaries in a Plan and shall hold the assets of the Trust for the benefit of the Company’s and the Bank’s general creditors. The Trustee shall promptly notify the Bank of his determination that either the Company or the Bank is Insolvent and of the discontinuation of payments hereunder. Nothing in this Trust Agreement shall in any way diminish any rights of a Participant or a Participant’s Beneficiaries in a Plan to pursue their rights as general creditors of the Company or the Bank with respect to benefits due under a Plan or otherwise.
     (4) The Trustee shall resume the payment of benefits to a Participant or a Participant’s Beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that neither the Company nor the Bank is Insolvent (or is no longer Insolvent). The Trustee will promptly notify the Bank of his intention to resume the payment of benefits hereunder.
     (5) The Trustee shall incur no personal liability for any determination made pursuant to this Section 3 that was made in good faith.
     (c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the Bank shall provide the Trustee with a revised Payment Schedule such that the first payment following such discontinuance shall include the aggregate amount of all payments due to a Participant or a Participant’s Beneficiaries in a Plan under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to a Participant or a Participant’s Beneficiaries in a Plan directly by the Company or the Bank in lieu of the payments provided for hereunder during any such period of discontinuance.
Section 4. Payments to the Company or the Bank.
     Except as provided in Section 3 hereof, neither the Company nor the Bank shall have any right or power to direct the Trustee to return to the Company or the Bank or to divert to others any of the Trust Assets before all payment of benefits have been made to all Participants and their Beneficiaries in the Plans pursuant to the terms of the Plans.
Section 5. Investment and Other Authority.
     The Trustee may invest the Trust Assets in such assets as the Bank may from time to time direct. Notwithstanding the foregoing, to the extent any such assets are invested in common stock or common stock units of the Company, such investments (i) must not be diversified; (ii)

must remain at all times invested in the form of common stock or common stock units of the Company, as applicable; and (iii) must be distributed solely in the form of shares of common stock of the Company. All rights associated with the Trust Assets shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with a Plan Participant, except that voting rights with respect to Trust Assets will be exercised by the Bank. Except for any assets invested in common stock or common stock units of the Company, the Bank shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any Trust Asset. This right is exercisable by the Bank in a non-fiduciary capacity without the approval or consent of any person in a fiduciary capacity. The Trustee shall not be liable for any loss on any investment made pursuant to this Section 5 and shall have no liability for failing to diversify the Trust Assets as would be required by the Prudent Investor Act but for the terms of this Trust.
Section 6. Disposition of Income.
     During the term of this Trust, all income received by the Trust, net of expenses and taxes paid from the Trust as provided in this Agreement, shall be accumulated and reinvested by the Trustee pursuant to Section 5.
Section 7. Accounting by the Trustee.
     (a) The Trustee shall keep, on an aggregate basis, accurate and detailed records of all investments, receipts and disbursements made by the Trustee with respect to the Trust Assets, including such specific records as shall be agreed upon in writing between the Bank and the Trustee. Within 45 days following the close of each calendar year and within 45 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company and the Bank a written account of his administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts and disbursements effected by the Trustee on an aggregate basis with respect to the Trust Assets, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest or dividends paid or receivable being shown separately), and showing all cash, securities, and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.
     (b) The Bank shall prepare any federal and state tax returns due with respect to the Trust and shall deliver prepared returns, ready for execution, to the Trustee for signature not later than 20 days prior to the due date. The Trustee shall return the executed returns to the Bank for filing in a timely manner.
     (c) With respect to the Trust, the Trustee shall keep accurate and detailed records of (i) all contributions made by the Company or the Bank to the Trust in the aggregate, including the amount of each such contribution and the date received, (ii) all securities and investments purchased and sold with such contributions, including the cost or net proceeds and the date of such purchases or sales, (iii) all dividends or interest paid on the Trust Assets and the reinvestment of such dividends or interest, and (iv) such other matters as shall be agreed upon in writing between the Bank and the Trustee.
Section 8. Responsibility of the Trustee.
     (a) The Trustee shall act in good faith and shall have no liability except for gross negligence or willful misconduct, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Bank which is contemplated by, and in conformity with, the terms of a Plan or this Trust and is given in writing by the Bank. In the event of a dispute between the Bank and a Participant or a Participant’s Beneficiaries, the Trustee may at the expense of the Trust apply to a court of competent jurisdiction to resolve the dispute.
     (b) If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company and the Bank agree to indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Company and the Bank do not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.
     (c) The Trustee may at the expense of the Trust or of the Company or the Bank consult with legal counsel (who may also be counsel for the Company or the Bank generally) with respect to any of the Trustee’s duties or obligations hereunder.
     (d) The Trustee may hire at the expense of the Trust or of the Company or the Bank agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist the Trustee in performing any of his duties or obligations hereunder, and the Trustee shall not be liable with respect to any action taken or omitted to be taken by the Trustee in good faith in accordance with the recommendation of such firm.
     (e) The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein.
     (f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.
     (g) The Trustee shall not be liable for any error of judgment made in good faith by the Trustee.
     (h) No provision of this Trust Agreement shall require the Trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of his rights or powers hereunder if the Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to the Trustee.
     (i) Under no circumstances shall the Trustee be personally liable for any indebtedness evidenced by or arising under a Plan, including the payment of the annuity or benefit amounts thereunder.
     (j) The Trustee shall not be responsible for or in respect of the validity or sufficiency of this Trust Agreement or for the due execution hereof by the Company or the Bank or for the form, character, genuineness, sufficiency, value or validity of any of the Trust Assets, or for or in respect of the qualification of the Trust as a grantor trust under the Internal Revenue Code, and the Trustee shall in no event assume or incur any liability, duty or obligation to the Company or the Bank, the Company’s or the Bank’s creditors, or to a Participant in a Plan, other than as expressly provided for herein.
     (k) The Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond, or other document or paper believed by the Trustee to be genuine or believed by the Trustee to be signed by the proper party or parties. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the method of determination of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the president or any vice president or by the treasurer or other authorized officers of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by the Trustee in good faith in reliance thereon.
     (l) In the exercise or administration of the trusts hereunder, the Trustee (i) may act directly or through the Trustee’s agents or attorneys pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the conduct or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Trustee in good faith, and (ii) may consult with counsel, accountants and other experts to be selected in good faith and employed by the Trustee. The Trustee shall not be liable for anything done, suffered or omitted in good faith by the Trustee in accordance with the advice of any such counsel, accountants or other such experts.
     (m) The Trustee shall not be required to file any inventory or accounting with any court or officer of any court, unless specifically ordered to do so on the application of the Trustee or on the application of any beneficiary of the Trust, or on the court’s own motion.
Section 9. Compensation and Expenses of the Trustee.
     (a) The Trustee, and any third party assisting the Trustee in administration of the Trust, shall be entitled to reasonable compensation for their services. The Trustee’s compensation shall be based on the separate fee agreement between the Trustee, the Company and the Bank, as may be amended from time to time. The Trustee shall also be reimbursed for his reasonable legal, accounting, and appraisal fees, expenses and other charges incurred in connection with the administration, management, investment and distribution of the Trust. Such compensation shall be paid, and such reimbursement shall be made, first by the Company or the Bank and then from the Trust Assets if the Company and the Bank fail to pay such compensation or reimbursement within a reasonable time.
     (b) The Trustee (in his individual and trust capacities) and his successors, assigns, agents and employees (collectively, the “Indemnified Parties”) shall be indemnified and held harmless by the Company and the Bank from and against any and all liabilities, obligations, losses, damages, taxes, claims, actions and suits, and any and all reasonable costs, expenses and disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever (collectively, “Expenses”) which may at any time be imposed on, incurred by, or asserted against any Indemnified Party in any way relating to or arising out of this Trust Agreement, the Trust Assets, the administration of the Trust Assets or the action or inaction of the Trustee hereunder, except only that the Indemnified Parties shall not be entitled to indemnification from and against Expenses arising or resulting from the Trustee’s own willful misconduct or gross negligence. The indemnities contained in this Section shall survive the resignation or termination of the Trustee or the termination of this Trust Agreement, and to secure the same, the Trustee shall have a claim against the Trust Assets, which claim shall be prior to the rights of a Plan Participant or any creditors of the Company or the Bank to the Trust Assets.
Section 10. Resignation and Removal of the Trustee.
     (a) The Trustee may resign at any time by written notice to the Company and the Bank, which shall be effective 30 days after receipt of such notice, unless the Company, the Bank and the Trustee agree otherwise.
     (b) The Trustee may be removed by the Company or the Bank on 15 days notice or upon shorter notice accepted by the Trustee.
     (c) Upon resignation or removal of the Trustee and appointment of a successor Trustee, all Trust Assets shall after payment of fees and expenses then due and owing to the outgoing Trustee, subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless the Company and the Bank extend the time limit.
     (d) If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11(a) hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11. Appointment of Successor.
     (a) If the Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, the successor trustee shall be William Lee Merritt, Esq.; provided, however, that if William Lee Merritt, Esq. is unable or unwilling to serve as successor trustee, then the Company and the Bank may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law or the laws of the United States, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the successor Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust Assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company and the Bank or the successor Trustee to evidence the transfer.
     (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust Assets, subject to Sections 5, 6, 7 and 8 hereof. The successor Trustee shall not be responsible for, and the Company and the Bank shall indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time he becomes successor Trustee.
Section 12. Amendment or Termination.
     (a) This Trust Agreement may be amended by a written instrument executed by the Trustee, the Company and the Bank. The Trustee may for all purposes hereof rely on a certificate, signed by the president or any vice president, or by the treasurer or other authorized officers of the relevant party, as to any fact or matter and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by the Trustee in good faith reliance thereon. Notwithstanding the foregoing, no such amendment shall conflict with the terms of a Plan.
     (b) The Trust shall terminate on the date on which all Participants and their Beneficiaries in the Plans are no longer entitled to benefits pursuant to the terms of the Plans. Upon termination of the Trust, any assets remaining in the Trust, after payment of all fees and expenses then due and owing to the Trustee, shall be returned to the Bank. Notwithstanding the foregoing or any other provision of the Trust, the Company and Bank intend that the provisions of the Trust shall satisfy the requirements of Notice 2000-56; and therefore, any common stock of the Company contributed by the Company to the Trust to assist the Company and the Bank in meeting the Company’s and the Bank’s deferred compensation obligations under the Plans will (i) be subject to the claims of the creditors of the Company and the Bank in the event of the Company’s or the Bank’s Insolvency; and (ii) revert to the Company on termination of the Trust (after payment of all fees and expenses then due and owing to the Trustee).
Section 13. Miscellaneous.
     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

     (b) Benefits payable to a Participant or a Participant’s Beneficiaries in a Plan under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska.
Section 14. Effective Date.
     The effective date of this Trust Agreement shall be as of the date first written above.
Section 15. Notices.
     All notices, requests or other communications required or permitted to be delivered hereunder shall be in writing, delivered by registered or certified mail, return receipt requested, as follows:

To the Company:	TierOne Corporation
1235 N Street
Lincoln, Nebraska 68508
(or the address of the Bank’s principal executive office, if different)
Attention: Chairman of the Board

To the Bank:	TierOne Bank
1235 N Street
Lincoln, Nebraska 68508
(or the address of the Bank’s principal executive office, if different)
Attention: Chairman of the Board

To the Trustee:	Paul M. Schudel, Esq.
301 South 13th Street, Suite 500
Lincoln, Nebraska 68508
Any party hereto may from time to time, by written notice given in the aforesaid manner, designate any other address to which notices, requests or other communications addressed to such party shall be sent.
Section 16. Trustee Not Acting in Individual Capacity
     Except as otherwise expressly provided herein, in accepting the trusts hereby created, the Trustee acts solely as trustee hereunder and not in his individual capacity, and all persons other than the Company and the Bank, as provided herein, having any claim against the Trustee by reason of the transactions contemplated hereby shall look only to the Trust Assets for payment or satisfaction thereof, but subject to the liens created pursuant to this Trust Agreement.
Section 17. No Third Party Beneficiaries
     This Trust Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, executors and legal representatives and no other person shall have any right, benefit or obligation hereunder.
     IN WITNESS WHEREOF, the Company, the Bank and the Trustee have caused this Trust Agreement to be signed, as of the day and year first above written.

TIERONE CORPORATION

Attest:

By:
Gilbert G. Lundstrom
Chairman and Chief Executive Officer

TIERONE BANK

Attest:

By:
Gilbert G. Lundstrom
Chairman and Chief Executive Officer

TRUSTEE

By:
Paul M. Schudel, Esq.